EXHIBIT 99.1
NEWS

Contact:

John P. Howlett
Vice Chairman Emeritus
Emtec, Inc.
Telephone 908-338-0043
Email johnhowlett@emtecinc.com
Web site www.emtecinc.com

Emtec, Inc. Announces Second Quarter 2012 Results
Records continued growth in consulting and outsourcing revenue

Springfield, NJ, April 17, 2012 – Emtec, Inc. (OTCQB: ETEC) (“Emtec” or the “Company”) announced today that, for the quarter ended February 29, 2012, consulting and outsourcing revenue increased to $25.2 from $17.6 million in quarter ended February 28, 2011, an increase of  $7.6 million or 43.2%.  Overall revenue increased from $46.1 million for the three months ended February 28, 2011 to $47.7 million for the three months ended February 29, 2012. Procurement services revenues declined by $6.0 million from $28.6 million for the three months ended February 28, 2011 to $22.6 million for the three months ended February 29, 2012. The decline in procurement services revenue was due to purchasing decision delays by education clients.    Gross profit increased by approximately $731,000 to $8.5 million for the quarter ended February 29, 2012 from $7.8 million for the quarter ended February 28, 2011.  Adjusted EBITDA, which is defined by management as net income before interest, taxes, depreciation, amortization, retention bonuses, stock-based compensation, executive recruiting fees, severance, earnout liability adjustments and stock warrant expense (“Adjusted EBITDA”), was a loss of approximately $10,000 for the quarter ended February 29, 2012 versus a loss of approximately $150,000 for the quarter ended February 28, 2011. A reconciliation of net income to EBITDA and Adjusted EBITDA is attached to this press release.

For the six months ended February 29, 2012, consulting and outsourcing revenue increased to $50.8 million from $34.3 million in six months ended February 28, 2011, an increase of $16.5 million or 48.2%.  Overall revenue decreased from $123.0 million for the six months ended February 28, 2011 to $119.8 million for the six months ended February 29, 2012.  Procurement services revenues declined by $19.7 million from $88.7 million for the six months ended February 28, 2011 to $69.0 million for the six months ended February 29, 2012. The decline in procurement revenue was due to purchasing decision delays by education clients as discussed above.  Gross profit increased by approximately $2.1 million to $20.4 million for the six months ended February 29, 2012 from $18.3 million for the six months ended February 28, 2011.  Adjusted EBITDA increased by approximately $326,000 or 14% to $2.6 million for the six months ended February 29, 2012 versus $2.3 million the six months ended February 28, 2011.

EBITDA and Adjusted EBITDA are key financial metrics used by the Company’s Board of Directors and management to evaluate and measure the Company’s operating performance. These metrics are not in conformity with generally accepted accounting principles (“GAAP”) in the United States of America.  Management’s calculation of EBITDA eliminates the effect of charges primarily associated with financing decisions, tax regulations and capital investments. Adjusted EBITDA also eliminates certain unusual costs and reflects certain changes in the business made by management and includes adjustments which, in the opinion of management, are necessary to reflect the underlying ongoing operations of the business. Net income (loss) is the most comparable GAAP measure of the Company’s operating results presented in the Company’s consolidated financial statements.  We have made a reconciliation of net income (loss), which is the most closely comparable GAAP measure, to these non-GAAP measures for the quarters ended February 29, 2012 and February 28, 2011 and the six month periods ended February 29, 2012 and February 28, 2011 and discussed these adjustments in this release.  EBITDA and Adjusted EBITDA should not be considered as an alternative to net income (loss) or any other GAAP measure of performance or liquidity, and may not be comparable to other similarly titled measures of other companies.  Management believes that the presentation of EBITDA and Adjusted EBITDA is important to investors because Adjusted EBITDA is used by management to evaluate financial performance and continuing operations and to determine resource allocation for each of our business segments.

Dinesh Desai, Chairman and CEO of Emtec commented, “Our consulting and outsourcing revenue for the quarter continues to show growth versus 2011. In what is usually our slowest quarter of our fiscal year, our consulting and outsourcing revenue has held above the $100 million annual run rate we discussed last quarter.   In spite of the delays in our Education revenue in the quarter we have improved our profitability at the Adjusted EBITDA line, which is the key profitability measure we focus on as a management team.  The Education projects have commenced and we now expect to show improved profitability in our third quarter.  We also continue to see improvements in our commercial sector.”

Gregory Chandler, Chief Financial Officer of Emtec added, “We started to see the revenue from the Education sector increase in March. We are excited to be working with the school districts on these projects which will improve technology for their students, teachers, administrators and parents.  We have the privilege of serving some of the most progressive school districts in the country.  While a negative Adjusted EBITDA is not what we wanted to show during this quarter, the recurring services we added in 2011 and our continued focus on moving the procurement gross margin higher yielded a continued improvement in our overall gross margin.  We improved gross margin on a quarter over quarter basis by another 1.0%.  Our SG&A line increased by approximately $2 million over 2011 during the quarter. Of this increase, approximately $2.5 million was due to the SG&A expenses of our acquired companies. Gross profits from acquired companies for the quarter ended February 29, 2012 was approximately $3.3 million.  With our Education group rebounding in the third quarter we expect to see profits return.  Year to date capital expenditures continue to be tracking at lower levels then in the prior year, with the Company only spending about $500,000 over the first six months of fiscal 2012 versus approximately $700,000 in 2011.  We also improved our DSO this quarter as we received payments from Federal agencies.  In general we are finding feedback from the marketplace that Federal Agencies are still paying their vendors slowly.  We continue to focus on ways to work with these agencies to bring our DSO down to more reasonable levels.”

About Emtec:

Emtec, Inc. established in 1964, provides information technology (IT) services and products to the federal, state and local government, education and commercial markets. Emtec helps clients identify and prioritize areas for improvement and then implement process, technology and business application improvements that reduce costs, improve service and align the delivery of IT with the needs of their organizations. Emtec’s market leading value based management methods, coupled with best-in-class IT technology, consulting and development services, address a wide range of specific client needs, as well as support broader IT transformation initiatives.  Emtec's service capabilities span the USA, Canada and countries around the globe. For more information visit: www.emtecinc.com.

Certain statements in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company’s future operating results are dependent upon many factors, including but not limited to: (i) the Company’s ability to obtain sufficient capital or a strategic business arrangement to fund its plan of operations when needed; (ii) the Company’s ability to build the management and human resources and infrastructure necessary to support the growth of its business; (iii) competitive factors and developments beyond the Company’s control; and (iv) other risk factors discussed in the Company’s periodic filings with the Securities and Exchange Commission which are available for review at www.sec.gov under “Search for Company Filings.”   We undertake no obligation to publicly update or revise any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, or changes to future results over time.

EMTEC, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three Months Ended		Six Months Ended
	February 29,	February 28,	February 29,	February 28,
	2012	2011	2012	2011
Revenues
Procurement services	$22,556	$28,557	$68,972	$88,737
Consulting and outsourcing	25,169	17,573	50,783	34,262
Total Revenues	47,725	46,130	119,755	122,999

Cost of Sales
Cost of procurement services	19,653	25,583	60,308	79,762
Cost of consulting and outsourcing	19,591	12,797	39,070	24,941
Total Cost of Sales	39,244	38,380	99,378	104,703

Gross Profit
Procurement services	2,903	2,974	8,664	8,975
Procurement services %	12.9%	10.4%	12.6%	10.1%

Consulting and outsourcing	5,578	4,776	11,713	9,321
Consulting and outsourcing %	22.2%	27.2%	23.1%	27.2%

Total Gross Profit	8,481	7,750	20,377	18,296
Total Gross Profit %	17.8%	16.8%	17.0%	14.9%

Operating expenses:
Selling, general, and administrative expenses	8,786	7,970	18,192	16,169
Stock-based compensation	79	148	240	293
Warrant liability adjustment	1,059	(455)	451	(429)
Earnout liability adjustment	288	-	456	-
Depreciation and amortization	1,320	736	2,681	1,440
Total operating expenses	11,532	8,399	22,020	17,473
Percent of revenues	24.2%	18.2%	18.4%	14.2%

Operating income (loss)	(3,051)	(649)	(1,643)	823
Percent of revenues	-6.4%	-1.4%	-1.4%	0.7%

Other expense (income):
Interest income – other	(17)	(5)	(79)	(8)
Interest expense	799	219	1,634	337
Other	(1)	-	(3)	15

Income (loss) before income tax expense (benefit)	(3,832)	(863)	(3,195)	479
Income tax expense (benefit)	(1,096)	(436)	(911)	177
Net income (loss)	$(2,736)	$(427)	$(2,284)	$302

EMTEC, INC.
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND ADJUSTED EBITDA
(In thousands)

	Three Months Ended		Six Months Ended
	February 29,	February 28,	February 29,	February 28,
	2012	2011	2012	2011
Net income (loss)	$(2,736)	$(427)	$(2,284)	$302
Interest and other expense, net:	781	214	1,552	344
Income tax expense (benefit)	(1,096)	(436)	(911)	177
Depreciation and amortization	1,320	736	2,681	1,440
EBITDA	(1,731)	87	1,038	2,263

Retention bonuses (1)	292	-	437	-
Stock based compensation	79	148	240	293
Executive recruiting (2)	-	46	-	124
Severance	3	24	13	59
Earnout liability adjustment (3)	288	-	456	-
Warrant liability adjustment (4)	1,059	(455)	451	(429)
Total Adjustments (5)	1,721	(237)	1,598	47
Adjusted EBITDA	$(10)	$(150)	$2,636	$2,310

1) Expenses associated with retention bonuses which were agreed to in connection with the closing of the Company’s acquisition of Emerging Solutions (Gnuco) and Dinero.

2) Reflects executive recruiting fees incurred in connection with a management launched search for a senior executive in 2009. Management made a one-time decision to invest in the business by hiring new senior executives to grow the business in 2010 and thereafter.

3) Non Cash adjustment of future contingent earnout liabilities in connection with the acquisitions of SDI, Dinero, Covelix and Emerging.  The earnout liabilities were recorded at fair value based on valuation models which utilize relevant factors such as expected life and estimated probabilities of the acquisitions achieving the performance targets throughout the earnout periods.  These earnout liabilities are reassessed each reporting period and can result in recording additional income or expense.

4)  Expense or income related to the stock warrants issued to our majority stockholder in August 2010 including legal fees associated with the issuance, as well as the stock warrants issued in connection with the subordinated debt financing in August 2011 and December 2011. These warrants are “marked-to-market” each reporting period, which can result in fluctuations in non-cash income or expense in future periods.

5) In addition to the adjustments described above, the Company has not made adjustments for merger and acquisition related costs. The Company may incur similar costs in future periods.  The company recorded merger and acquisition related costs of $101,000 for the quarter ended February 29, 2012 and $237,000 for the quarter ended February 28, 2011.  For the six months ended February 29, 2012, these costs were $184,000 compared to $284,000 for the six months ended February 28, 2011.  Effective September 1, 2009, the Company adopted the new standard for accounting for business combinations in accordance with ASC 805 "Business Combinations."